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                                                                    Exhibit 10.9

                               [LETTERHEAD OF ENTRUST TECHNOLOGIES APPEARS HERE]
                                                       2 Constellation Crescent,
                                                              Nepean, ON K2G 5J9

April 21, 1997


John Ryan
2912 Amesbury Dr.
Plano, TX  75093

Dear John,

On behalf of Entrust Technologies Inc. (Entrust), I am pleased to offer you employment as President and Chief Executive Officer. As long as you remain in this position, you will continue to be a member of the Entrust Board of Directors (Board). The principal terms of your employment are set forth below.

Your annual base salary upon commencement of employment will be $185,000 US$ and will be paid biweekly.

You will be eligible for an annual bonus of up to 35% of your annual base salary as of December 31, upon achievement of 100% of Bonus Plan factors, which include both personal and corporate performance. Payments under this Plan may consist of cash and/or stock options, in the discretion of the Board.

You will also receive an option to purchase 361,450 shares of series A common stock of Entrust, a number which is equal to 3% of the Entrust series A common stock available under the 1996 Stock Incentive Plan. Details of the Stock Incentive Plan, which will govern this option, as well as any options which may be granted as described below, are set out in the attached documents.

At this time, Entrust has not yet adopted a benefit plan. Entrust will reimburse you for the documented cost of health coverage for you and your eligible dependents, which you elect to continue in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA) under your present medical election with Nortel's plan until such coverage ends or Entrust adopts a medical plan for its employees, whichever occurs sooner.

This position is initially located at 2221 Lakeside Blvd, Richardson, Texas. When Entrust's headquarters is established in a location which requires you to relocate your permanent residence, you will be eligible for relocation assistance of $100,000 to reimburse for your costs of relocation, such payment to be made in the most tax effective manner.

You will also be eligible for reimbursement of expenses related to executive perquisites, subject to prior Board approval, not to exceed $35,000 for the first year of employment as President and CEO and $12,000 for each subsequent year as President and CEO.

This offer of employment is contingent upon the following:

 . formal ratification of this offer of employment by the Entrust Board of Directors; and,

 .  your signing the following enclosed agreements: namely, Conflict of Interest and Intellectual Property and Confidentiality.
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We believe that your abilities and our needs are compatible and that your acceptance of this offer will prove mutually beneficial. However, it is understood and agreed that your employment is terminable at the will of either party, at any time and for any reason, and is not an employment agreement for any specified term.

This offer is valid and open for acceptance in writing for 7 business days. If you need more time, please call me right away so we can discuss a mutually acceptable validity period.

John, we would be delighted to have you lead our management team and look forward to your acceptance. Please indicate your agreement by signing below and returning a copy of this letter to my attention.

Sincerely,

/s/ David D. Archibald

David D. Archibald
Director
Entrust Technologies Inc.

copy:  Entrust Board of Directors

                                        Agreed &
                                        Accepted by:  /s/ John A. Ryan
                                                    -------------------------
                                                      April 27, 1997
                                                    -------------------------
                                                    Date

Attachments:

Conflict of Interest Agreement
Incentive Stock Option Agreement
Intellectual Property and Confidentiality Agreements
Stock Incentive Plan